UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 21, 2005

TELOS CORPORATION

(Exact name of registrant as specified in charter)

Maryland	1-8443	52-0880974
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer ID No.)

19886 Ashburn Road, Ashburn, Virginia	20147-2358
(Address of principle executive offices)	(Zip Code)

(703) 724-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Registrant announces that on December 21, 2005, Mr. Thomas L. Owsley became a member of the Registrant’s Board of Directors. Mr. Owsley presently serves as a director of Mercantile Funds, Inc. and three of its affiliated closed-end hedge funds. Mr. Owsley previously served as the President and Chief Executive Officer of Crown Central Petroleum Corporation, and prior to that as its General Counsel. Mr. Owsley holds a J.D. from the University of North Carolina Law School, and an A.B. from Harvard College.

Mr. Owsley will serve on the Special Litigation Committee established by the Registrant’s Board of Directors on December 22, 2005 to review and evaluate the matters raised in the derivative suit filed against the Registrant by Costa Brava Partnership III, L.P. relating to the Registrant’s 12% Cumulative Exchangeable Redeemable Preferred Stock. The information in Item 8.01 below is incorporated herein by reference.

Item 8.01 Other Events.

On December 22, 2005, the Registrant’s Board of Directors established a Special Litigation Committee comprised of independent directors to review and evaluate the matters raised in the derivative suit filed against the Registrant by Costa Brava Partnership III, L.P. relating to the Registrant’s 12% Cumulative Exchangeable Redeemable Preferred Stock. The Special Litigation Committee will investigate, review, and analyze the allegations made in the derivative suit with respect to certain of the Registrant’s directors and officers, and make a determination for the Registrant as to what action the Registrant should take in connection with those matters, including whether or not to institute litigation against those directors and officers. The members of the Special Litigation Committee are Thomas L. Owsley and Bruce J. Stewart.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 22, 2005
Telos Corporation

	By:	/s/ Michele Nakazawa
Michele Nakazawa
Chief Financial Officer